BRANDEN T. BURNINGHAM

ATTORNEY AT LAW

455 EAST FIFTH SOUTH *SUITE 205

SALT LAKE CITY, UTAH  84111

TELEPHONE:  (801) 363-7411

ADMITTED IN UTAH AND CALIFORNIA

FACSIMILE:   (801) 355-7126

April 24, 2014

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Re:  Consent to be named in the S-8 Registration Statement of FONU2 Inc., a Nevada corporation (the "Registrant"), to be filed on or about April 24, 2014, covering the registration and issuance of 4,000,000 shares of common stock to certain consultants and employees

Ladies and Gentlemen:

I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as Exhibit No. 23.1 thereto.

Truly yours,

/s/ Branden T. Burningham

Branden T. Burningham